Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS THIRD QUARTER 2013 RESULTS AND REAFFIRMS 2013 PRE-TAX EARNINGS GUIDANCE

WATSONVILLE, CA, October 24, 2013 - West Marine, Inc. (Nasdaq: WMAR), the largest specialty retailer of boating supplies and accessories in the United States, today reported financial results for the third quarter ended September 28, 2013.

•	Net revenues were $193.4 million, an increase of 0.7% compared to last year.
•	Comparable store sales increased by 0.9%.
•	Direct-to-Consumer sales were up 20.3%, driven by our strategic investments in eCommerce.
•	Sales in our merchandise expansion categories (which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment) were up 11.0%, with core usage-related product sales down 0.8%, compared to last year.
•	Pre-tax income was $13.0 million, down 23.2% compared to pre-tax income of $17.0 million last year.
•	The company is reaffirming its 2013 full-year pre-tax guidance, with pre-tax income expected to be in the range of $15.5 million to $17.5 million, compared to pre-tax income of $24.3 million for 2012.
•	The company remained debt-free at quarter-end and has $105.9 million available on its revolving credit line at the end of the period.

Net revenues for the 13 weeks ended September 28, 2013 were $193.4 million, an increase of 0.7% compared to net revenues of $191.9 million for the 13 weeks ended September 29, 2012.

In line with our omni-channel focus, beginning in the first quarter, we changed the definition of comparable store sales to now include sales from our Direct-to-Consumer and wholesale channels. As before, store sales are included in comparable store sales in the fiscal period in which they commence their 14th full month of operations. Stores that were closed or substantially remodeled (i.e., resulting in an increase or decrease of 40% or more of selling square footage) are excluded. Using this new definition, comparable store sales for our third quarter increased by 0.9% over the same period last year. For the third quarter last year, we reported a 4.9% increase in comparable store sales. Using the new definition, our third quarter 2012 comparable store sales also increased by 4.9%.

Matt Hyde, West Marine’s CEO, commented: “Sales showed modest improvement, driven primarily by higher growth from our strategies. During the third quarter we opened three Flagship stores, we achieved stronger sales in our merchandise expansion categories, and we experienced good momentum in our eCommerce business. These results reinforce our belief that we need to continue to invest in West Marine to deliver steady, profitable growth.”

Net income for the third quarter was $6.3 million, or $0.26 per diluted share, compared to net income of $10.3 million, or $0.43 per diluted share, for the third quarter last year. Excluding the impact of the $1.5 million valuation allowance recorded during the third quarter of this year, which resulted from a California tax law change, net income for the third quarter would have been $7.9 million, or $0.32 per diluted share.

Net revenues for the 39 weeks ended September 28, 2013 were $544.4 million, a decrease of 2.3% compared to net revenues of $557.0 million for the 39 weeks ended September 29, 2012. Comparable store sales decreased by 2.3% for the first nine months of 2013 versus the same period last year. For the first nine months last year, we reported a 3.5% increase in comparable store sales. However, using the new definition, our first nine months 2012 comparable store sales would have increased by 3.2%.

Net income for the first nine months was $19.7 million, or $0.80 per diluted share, compared to net income of $26.6 million, or $1.12 per diluted share for the first nine months last year.

Total inventory at the end of the third quarter was $222.2 million, a $9.1 million, or 4.3%, increase versus the balance at September 29, 2012, and a 3.3% increase on an inventory per square foot basis. Inventory turns for 2013 were down 0.6% versus the first nine months of last year.

2013 Guidance

We are reaffirming our expectation for pre-tax income to be in a range of $15.5 million to $17.5 million. Excluding the impact of a California tax law change that required us to record a valuation allowance of $1.5 million, our diluted earnings per share is expected to be in the range of approximately $0.37 to $0.42. Our GAAP diluted earnings per share is expected to be in the range of $0.31 to $0.36. Comparable store sales for full-year 2013 are anticipated to be down 2.0% to 4.0% (using our new definition for comparable store sales outlined above), with total revenues expected to be in the range of $650 million to $660 million. We anticipate capital expenditures for fiscal 2013 to be in the range of $25 million to $29 million.

Share Repurchase Program

Under our previously-announced share repurchase program, we repurchased 48,859 shares of our common stock in open-market transactions for $0.5 million during the third quarter, at an average price of $11.21 per share. As of September 28, 2013, we had $9.5 million remaining under our current share repurchase authorization.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, October 24, 2013, at 1:00 p.m. Eastern Time (EDT) to discuss its third quarter 2013 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 78669146.

An audio replay of the call will be available October 24, 2013 at 4:00 p.m. EDT through October 31, 2013 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 78669146.

About West Marine

West Marine, Inc. is the largest specialty retailer of boating supplies and accessories in the United States, with 289 company-operated stores located in 38 states, Puerto Rico, Canada and five franchised stores located in Turkey. Founded in 1968 by a sailor, West Marine has grown to become a leading omni-channel retailer for boaters – from power cruisers and sailors to anglers and paddle sports enthusiasts – and offers gear, apparel and footwear for anyone who enjoys recreational time on or around the water. The company’s wholesale channel is one of the largest distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine, Inc. its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to our earnings and profitability, expectations and projections with respect to our ability to appropriately invest in, and execute on, our strategic growth strategies, expectations related to our ability to manage our assets, and our expectations for full-year 2013 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the third quarter of 2013 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 29, 2012, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 29, 2012. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with GAAP, including adjusted net income and Return on Invested Capital (“ROIC”). We believe adjusted net income provides meaningful supplemental information for our investors regarding the performance of our business and facilitates comparisons with prior periods by removing the impact of the valuation allowance that resulted from a recent change in tax law. We believe that Return on Invested Capital (“ROIC”), as presented in the accompanying financial tables, is a meaningful measure of our efficient and effective use of capital. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled both non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	September 28, 2013	September 29, 2012
ASSETS
Current assets:
Cash	$69,935	$68,283
Trade receivables, net	7,905	7,500
Merchandise inventories	222,227	213,117
Deferred income taxes	5,512	3,440
Assets Held for Sale	-	4,283
Other current assets	16,783	14,760
Total current assets	322,362	311,383

Property and equipment, net	69,918	58,850
Long-term deferred income taxes	5,567	7,126
Other assets	3,354	2,976
TOTAL ASSETS	$401,201	$380,335

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,428	$29,545
Accrued expenses and other	48,902	49,881
Total current liabilities	80,330	79,426

Deferred rent and other	16,470	14,339
Total liabilities	96,800	93,765

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 24,434,419 shares issued and 24,354,670 shares outstanding at September 28, 2013, and 23,451,455 shares issued and 23,420,565 shares
outstanding at September 29, 2012.	24	23
Treasury stock	(934)	(385)
Additional paid-in capital	200,175	190,468
Accumulated other comprehensive loss	(701)	(820)
Retained earnings	105,837	97,284
Total stockholders' equity	304,401	286,570
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$401,201	$380,335

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	September 28, 2013		September 29, 2012
Net revenues	$193,362	100.0%	$191,924	100.0%
Cost of goods sold	138,512	71.6%	131,628	68.6%
Gross profit	54,850	28.4%	60,296	31.4%
Selling, general and administrative expense	41,725	21.6%	43,121	22.5%
Restructuring costs	7	0.0%	4	0.0%
Income from operations	13,118	6.8%	17,171	8.9%
Interest expense	104	0.1%	217	0.1%
Income before taxes	13,014	6.7%	16,954	8.8%
Income taxes	6,677	3.4%	6,682	3.4%
Net income	$6,337	3.3%	$10,272	5.4%

Net income per common and common equivalent share:

Basic	$0.26		$0.44
Diluted	$0.26		$0.43

Weighted average common and common equivalent
shares outstanding:
Basic	24,383		23,383
Diluted	24,641		23,813

	39 Weeks Ended
	September 28, 2013		September 29, 2012
Net revenues	$544,356	100.0%	$556,964	100.0%
Cost of goods sold	382,002	70.2%	381,315	68.5%
Gross profit	162,354	29.8%	175,649	31.5%
Selling, general and administrative expense	126,403	23.2%	130,439	23.4%
Restructuring costs	3	0.0%	159	0.0%
Income from operations	35,948	6.6%	45,051	8.1%
Interest expense	327	0.1%	661	0.1%
Income before taxes	35,621	6.5%	44,390	8.0%
Income taxes	15,956	2.9%	17,749	3.2%
Net income	$19,665	3.6%	$26,641	4.8%

Net income per common and common equivalent share:

Basic	$0.81		$1.15
Diluted	$0.80		$1.12

Weighted average common and common equivalent
shares outstanding:
Basic	24,193		23,215
Diluted	24,531		23,706

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	39 Weeks Ended
	September 28, 2013	September 29, 2012

OPERATING ACTIVITIES:
Net income	$19,665	$26,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,117	11,513
Share-based compensation	2,511	2,372
Excess tax benefit from share-based compensation	(874)	(412)
Deferred income taxes	2,902	4,669
Provision for doubtful accounts	10	106
Lower of cost or market inventory adjustments	1,519	1,466
Loss on asset disposals	105	60
Changes in assets and liabilities:
Trade receivables	(1,192)	(1,834)
Merchandise inventories	(29,414)	(21,208)
Other current assets	(422)	(968)
Other assets	45	(188)
Accounts payable	11,100	3,060
Accrued expenses and other	8,755	8,859
Deferred items and other non-current liabilities	1,645	100
Net cash provided by operating activities	27,472	34,236

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4,330	93
Purchases of property and equipment	(22,255)	(12,831)
Net cash used in investing activities	(17,925)	(12,738)

FINANCING ACTIVITIES:
Borrowings on line of credit	3,552	4,767
Repayments on line of credit	(3,552)	(4,767)
Proceeds from exercise of stock options	3,112	2,090
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	383	340
Excess tax benefit from share-based compensation	874	412
Treasury shares acquired	(549)	-
Net cash provided by financing activities	3,820	2,842

Effect of exchange rate changes on cash	26	(23)

NET INCREASE IN CASH	13,393	24,317

CASH AT BEGINNING OF PERIOD	56,542	43,966
CASH AT END OF PERIOD	$69,935	$68,283
Other cash flow information:
Cash paid for interest	$220	$452
Cash paid for income taxes	3,059	4,143
Non-cash investing activities:
Property and equipment additions in accounts payable	1,745	357

West Marine, Inc.

Reconciliation of Non-GAAP Financial Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	52 Weeks Ended		52 Weeks Ended
	September 28, 2013		September 29, 2012
GAAP net income reported for fiscal years 2012 and 2011, respectively		$15,529		$29,662
Add: Net income reported for first three quarters of 2013 and 2012, respectively		19,665		26,641
Less: Net income reported for first three quarters of 2012 and 2011, respectively		26,641		43,614
GAAP net income for the 12-month period ended September 28, 2013 and September 29, 2012, respectively		8,553		12,689
GAAP income tax (benefit) expense reported for fiscal years 2012 and 2011, respectively		8,800		(8,441)
Add: Income tax (benefit) expense reported for first three quarters 2013 and 2012, respectively		15,956		17,749
Less: Income tax (benefit) expense reported for first three quarters 2012 and 2011, respectively		17,749		(3,257)
Add back: Adjusted GAAP income tax (benefit)		7,007		12,565
Adjusted GAAP income before taxes		15,560		25,254
Less: income tax expense at 45.03%		7,007		11,372
Adjusted net income		$8,553		$13,882

Add back:
Interest expense	507		913
Rent expense (fixed)	47,481		46,015
Total	47,988	26,380 [1]	46,928	25,797 [1]

Net income after adjustments and after-tax add backs (numerator)		$34,933		$39,679

Total Capital:

Long-term debt [2]		$-		$-
Operating leases capitalized at 8x annual rent expense		379,848		368,122
Total stockholder's equity [2]		287,989		267,372
Less: Cash and cash equivalents [2]		(52,610)		(39,134)
Total Capital (denominator: long-term debt + operating leases capitalized at 8x annual rent expense + total stockholders' equity -
cash and cash equivalents)		$615,227		$596,360

ROIC		5.7%		6.7%
ROIC using GAAP amounts [3]		5.7%		6.1%

[1]	Total after-tax add backs after applying an assumed tax rate of 45.03%.
[2]	Calculated as the average of the five most recent quarter-end results.
[3]	ROIC using GAAP amounts was derived as the quotient of GAAP net income with after-tax add backs divided by total capital.

West Marine, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

13 Weeks Ended
September 28, 2013

GAAP Net income	$6,337
Valuation allowance	1,534
Non-GAAP Adjusted Net income	$7,871

13 Weeks Ended
September 28, 2013

GAAP Diluted net income per share	$0.26
Valuation allowance	0.06
Non-GAAP Adjusted Diluted net income per share	$0.32

39 Weeks Ended
September 28, 2013

GAAP Net income	$19,665
Valuation allowance	1,534
Non-GAAP Adjusted Net income	$21,199

39 Weeks Ended
September 28, 2013

GAAP Diluted net income per share	$0.80
Valuation allowance	0.06
Non-GAAP Adjusted Diluted net income per share	$0.86